EX-4.9
                           SUPPLEMENTARY AGREEMENT

                           SUPPLEMENTARY AGREEMENT

     THIS SUPPLEMENTARY AGREEMENT ("Supplementary Agreement") is dated as of June 27, 2002, by and between FREESTAR TECHNOLOGIES, INC., a Nevada corporation, with headquarters located at 1140 Avenue of the Americas, 10th Floor, New York, New York 10036 ("Company"), vFinance Investments, Inc. ("vFinance"), Boat Basin Investors LLC ("Boat Basin"), Marc Siegel ("Siegel"), David Stefansky ("Stefansky"), and Richard Rosenblum ("Rosenblum") (who, together with permitted assigns, will be collectively referred to herein as the "Investors").

                             W I T N E S S E T H

     WHEREAS, simultaneously with the execution of this Supplementary Agreement, the Company entered into a Financing Agreement ("Financing Agreement") and Series 2002A $400,000 8% Convertible Notes ("$400,000 Notes") with the Investors and Papell Holdings Ltd. to loan to the Company, subject to the terms and conditions set forth herein, an aggregate of up to Four Hundred Thousand and 00/100 ($400,000.00) Dollars.

     WHEREAS, simultaneously with the execution of this Supplementary Agreement, Paul Egan ("Pledgor"), has executed a Pledge Agreement ("Pledge Agreement") wherein Pledgor has agreed to pledge 14,400,000 shares of Pledgor's shares of common stock in the Company as security for: (i) the performance by the Company of its obligations under the Notes payable to the Investors (the "Notes"); (ii) the performance by the Company of its obligations, covenants, and agreements under the Financing Agreements between the Company and the Investors as well as the Related Agreements (as that term is defined in the Financing Agreement), and (iii) the performance by the Pledgor under the Unconditional Guaranty executed by the Pledgor (the "Guaranty"). Capitalized terms in this Agreement which are not identified herein will have the meanings given such terms in the $400,000 Notes.

     WHEREAS, a portion of the $400,000 Notes include debts previously owed, but unpaid, to some of the Investors.

     NOW, THEREFORE, for and in consideration of the premises and the mutual agreement contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.  Prior Loans - Stefansky, Rosenblum and Siegel.

a. On June 12, 2002, the Company entered into a certain Loan Agreement ("SSR Loan Agreement") and Notes ("SSR Notes") with Stefansky, Siegel, and Rosenblum, wherein Stefansky, Siegel and Rosenblum loaned to the Company the aggregate of Sixty Thousand and 00/100 ($60,000.00) Dollars.

b. On or about August 29, 2002, the Company defaulted under the SSR Loan Agreement and SSR Notes by failing to repay the principal and interest due. Stefansky, Siegel and Rosenblum agreed to extend the maturity date under the SSR Agreement and SSR Notes.

c. In consideration for extending the maturity date under the SSR Loan Agreement and SSR Notes, the Company accrued interest and late penalty charges and increased the principal amount owed under the SSR Notes by an aggregate of $110,000 ("Revised SSR Notes"). Pursuant to the Revised SSR Notes: (i) Stefansky)s note was increased to $60.000 (consisting of an original note principal balance of $20,000, accrued interest and late charge penalties of $10,000, and $30,000 of the vFinance Fee Balance, as defined below),
(ii) Rosenblum's note was increased to $60,000 (consisting of an original note principal balance of $20,000, accrued interest and late charge penalties of $10,000) and $30,000 of the vFinance Fee Balance, as defined below), and (iii) Siegel's note was increased to $40,000 (consisting of an original note principal balance of $20,000, accrued interest and late charge penalties of $10,000, and $10,000 of the vFinance Fee Balance, as defined below). The Company also issued an aggregate of 1,000,000 shares of the Company's common stock to Siegel, Stefansky and Rosenblum in connection with and as compensation for the issuance of the SSR Notes. The Revised SSR Notes constitute a portion of the $400,000 Notes.

2.  Prior Loan - Boat Basin Investors LLC.

a.  On June 12, 2002, the Company entered into a certain Loan
Agreement ("Boat Basin Loan Agreement") and Note ("Boat Basin Note") with Boat Basin, wherein Boat Basin loaned to the Company Fifty
Thousand and 00/100 ($50,000.00) Dollars (the "Boat Basin Loan").

b. On or about August 29, 2002, the Company defaulted under the Boat Basin Loan Agreement and Boat Basin Note by failing to repay the principal and interest due. Boat Basin agreed to extend the maturity date of the Boat Basin Agreement and Boat Basin Note.

c. In consideration for extending the maturity date under the Boat Basin Loan Agreement and Boat Basin Notes, the Company accrued interest and late penalty charges and increased the principal amount owed under the Boat Basin Note by $15,000 ("Revised Boat Basin
Note").  The Revised Boat Basin Note constitutes a portion of the
$400,000 Notes.

3.  vFfinance Obligation.

a. Pursuant to an Agency Agreement dated March 24, 2002, between the Company and vFinance ("Agency Agreement"), the Company agreed to pay vFinance (i) a retainer fee of $7,500 per month for a period of 12 consecutive months from the date of the Agency Agreement, for a total retainer fee of $90,000 ("Retainer Fees");
(ii) on each Closing Date and Subsequent Closing Date, as defined in the Agency Agreement, a consulting fee equal to 3% of the funds raised in such Closing and Subsequent Closing, for a total consulting fee of $6,810 ("Consulting Fees"); and (iii) a placement fee equal to 10% of the gross proceeds of the Notes ("Placement Fee"), as defined under the Agency Agreement, for a total placement fee of $22,700..

b. In addition to the vFinance Fees, the Company owed vFinance an additional sum of $10,000 representing travel expenses as incurred by vFinance ("Travel Expenses").

c.  The Retainer Fees, Consulting Fees, Placement Fees and
Travel Expenses, totaling $129,510 are collectively referred to as the "vFinance Fees."

d. The Company has failed to pay vFinance the vFinance Fees as provided in the Agency Agreement.

e. The Company has issued a note to vFinance in the amount of $58,000 ("vFinance Note"), which constitutes a portion of the $400,000 Notes.

f.  The balance of the vFinanee Fees in the amount of $70,000
($129,510 less the vFiinance Note) ("vFinance Fee Balance"), was apportioned among Siegel, Stefansky, and Rosenblum, as described above in section 1(c), and constitutes a portion of the $400,000 Notes.

4.  Merger of  All Prior Loans.

a. The Company, Boat Basin Investors LLC, Siegel, Stefansky and Rosenblum have, simultaneously with the execution of this Supplementary Agreement, executed the Financing Agreement, and the $400,000 Notes are being issued by the Company.

b. The SSR Notes and Boat Basin Note have been merged into the $400,000 Notes and are superceded by the $400,000 Notes and are subject to the terms and conditions set forth in the Financing Agreement.

5. Affirmation of Representations and Warranties. The Company hereby affirms, ratifies and certifies each of the representations and warranties made by the Company in the SSR Loan Agreement, SSR Notes, Boat Basin Loan Agreement and Boat Basin Note as of the date of this Agreement, and acknowledges that the same are in full force and effect.

6.  Governing Law.   This Supplementary Agreement shall be
governed by and construed in accordance with the laws of the State of New York. Each of the parties consents to the jurisdiction of the federal courts whose districts encompass any part of the City of New York or the state courts of the State of New York sitting in the City of New York in connection with any dispute arising under this Supplementary Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non coveniens, to the bringing of any such proceeding in such jurisdictions.

7. Severability. If a court of competent jurisdiction determines that any provision of this Supplementary Agreement is invalid, unenforceable or illegal for any reason, such determination shall not affect or impair the validity, legality and enforceability of the other provisions of this Supplementary Agreement. If any such invalidity, unenforceability or illegality of a provision of this Supplementary Agreement becomes known or apparent to any of the parties hereto, the parties shall negotiate promptly and in good faith in an attempt to make appropriate changes and adjustments to such provision specifically and this Supplementary Agreement generally to achieve as closely as possible, consistent with applicable law, the intent and spirit of such provision specifically and this Supplementary Agreement generally.

8.  Execution in Counterparts.   This Supplementary
Agreement may be signed in any number of counterparts with the same effect as if the signatures upon any counterpart were upon the same instrument. All signed counterparts shall be deemed to be one original. This Supplementary Agreement, once executed by a party, may be delivered to the other parties hereto by telephone line facsimile transmission of a copy of this Supplementary Agreement bearing the signature of the parties so delivering this Supplementary Agreement. A facsimile transmission of this signed Agreement shall be legal and binding on all parties hereto.

     IN WITNESS WHEREOF, the parties have executed this Supplementary Agreement as of the date first written above.

                                    COMPANY:

                                    FREESTAR TECHNOLOGIES, INC.


                                    By: /s/  Paul Egan
                                    Paul Egtan, President


                                    INVESTORS:

                                     VFINANCE, INC.


                                     By: /s/ Richard Rosenblum
                                     Richard Rosenblum


                                     BOAT BASIN INVESTORS LLC


                                     By: /s/  Abi Beck
                                     Abi Beck, Manager


                                     RICHARD ROSENBLUM


                                     /s/  Richard Rosenblum
                                     Richard Rosenblum


                                     DAVID STEFANSKY


                                     /s/  David Stefansky
                                     David Stefansky


                                     MARC SIEGEL


                                     /s/  Marc Siegel
                                     Marc Siegel